POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE
BASED COMPENSATION (the "Recovery Policy")

1.  GENERAL PROVISIONS

1.1 Purpose

This Recovery Policy has been adopted by resolution of the Board (as hereinafter defined) in accordance with certain listing standards of the NYSE American stock exchange mandated by Rule 10D-1 (as hereinafter defined), to facilitate reasonably prompt recovery by the Company of the amount of any Incentive-Based Compensation that is deemed to have been erroneously awarded in the event that the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under relevant Securities Laws (as hereinafter defined).

1.2 Definitions

In this Recovery Policy, the following terms will have the following meanings:

(a) "Accounting Restatement" means an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the Securities Laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period;

(b) "Board" means the Board of Directors of the Company;

(c) "Canadian Securities Laws" means all applicable securities laws of each of the provinces of Canada in which the Company is a "reporting issuer", and the respective rules and regulations made and forms prescribed under such laws, together with all applicable published instruments, policy statements, blanket orders, rulings and notices adopted by the securities regulatory authorities in such provinces;

(d) "Company" means Taseko Mines Limited;

(e) "Compensation Committee" means the Compensation Committee of the Board;

(f) "Effective Date" means the effective date of this Recovery Policy, being the 31 day of October, 2023;

(g) "Erroneously Awarded Incentive-Based Compensation" means that portion of any Incentive-Based Compensation that has been paid to an Executive Officer and is recoverable under Section 4.1 of this Recovery Policy, as such Erroneously Awarded Incentive-Based Compensation is determined under this Recovery Policy;

(h) "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(i) "Executive Officer" means any individual deemed to be an "executive officer" of the Company under Rule 10D-1. For the avoidance of doubt, the identification of an executive officer for purposes of this Recovery Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K or Item 6.A of Form 20-F, as applicable, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller).

(j) "Financial Reporting Measures" means any measures that are determined and presented in accordance with the accounting principles used in preparing the Company's financial statements, and any measures derived wholly or in part from such measures whether or not the measure is presented within the financial statements or included in a filing with the SEC. For greater certainty, stock price and TSR are included in the definition of Financial Reporting Measures;

(k) "Incentive-Based Compensation" means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure;

(l) "MJDS" means the United States/Canada multi-jurisdictional disclosure system;

(m) "NYSE American" means the NYSE American LLC:

(n) "Received" means, in the context of Incentive-Based Compensation, the actual or deemed receipt in the Company's fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period;

(o) "Recovery Period" has the meaning set forth in Section 4.4;

(p) "Recovery Policy" means this policy for the recovery of erroneously awarded executive compensation;

(q) "Rule 10D-1" means Rule 10D-1 adopted by the SEC under the Exchange Act;

(r) "SEC" means the United States Securities and Exchange Commission;

(s) "SEC Final Release" means the final release no. 34-96159 of the SEC entitled "Listing Standards of Recovery of Erroneously Awarded Compensation" in respect of the adoption of Rule 10D-1 pursuant to the requirements of Section 10D of the Exchange Act;

(t) "Securities Laws" means the Exchange Act and the U.S. Securities Act and, to the extent that the Company has filed any of its financial statements with the SEC under the Exchange Act in reliance on the MJDS, Canadian Securities Laws;

(u) "TSR" means total shareholder return; and

(v) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

2.  ADMINISTRATION

2.1 Administration

This Recovery Policy will be administered by the Compensation Committee which will be empowered to, with consideration of applicable Securities Laws,

(a) interpret and administer this Recovery Policy;

(b) make determinations as to whether any Incentive-Based Compensation that has been Received by the current and former Executive Officers of the Company constitutes Erroneously Awarded Incentive-Based Compensation in the event of an Accounting Restatement;

(c) take action to enforce on behalf of the Company any recovery of any Erroneously Awarded Incentive-Based Compensation pursuant to the provisions of this Recovery Policy, and

(d) make any other determinations that the Compensation Committee deems necessary or desirable to give effect to the objectives of this Recovery Policy, and

(e) periodically review legislative developments that may have an impact on this Recovery Policy, and report to the Board any recommendations.

2.2 Interpretations

This Recovery Policy is intended to be a "Recovery Policy" for the purposes of Section 811 of the NYSE American Company Manual and will be interpreted by the Compensation Committee consistent with the SEC's interpretation of Rule 10D-1, including the guidance of the SEC set forth in the SEC Final Release and any other applicable law, regulation, rule or interpretation of the SEC or NYSE American promulgated or issued in connection therewith.  This Recovery Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company's chief executive officer and chief financial officer.

2.3 Compliance

The Compensation Committee may require that any employment agreement, offer letter, compensation plan, equity award agreement, or any other agreement entered into on or after the Effective Date require an Executive Officer to agree to abide by the terms of this Recovery Policy.  Further, the Compensation Committee may required each Executive Officer to acknowledge this Recovery Policy through execution of the form of acknowledgement attached hereto as Exhibit 1 (or such other form as approved from time-to-time by the Compensation Committee).

3.  SCOPE AND INTERPRETATION OF THIS RECOVERY POLICY

3.1 Effective Period

This Recovery Policy will be applied to all Incentive Based Compensation that is Received by an Executive Officer on or after the Effective Date.

3.2 Scope of Executive Officers Subject to Recovery Policy

The Compensation Committee will determine from time-to-time the individuals that are deemed to be subject to the Recovery Policy by virtue of being considered an Executive Officer of the Company under Rule 10D-1.

3.3 Scope of Accounting Restatements Subject to Recovery Policy

The Accounting Restatements that will trigger the obligation to recover Erroneously Awarded Incentive-Based Compensation will include any restatement of any of the financial statements of the Company filed with the SEC under the Exchange Act to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.  For clarity, Accounting Restatements include for the purposes of this Recovery Policy both:

(a) big "R" restatements, being restatements to correct an error material to previously issued financial statements, and

(b) little "r" restatements, being restatements to correct errors that were not material to those  previously issued financial statements, but would result in a material misstatement if (i) the errors were left uncorrected in the current report or (ii) the error correction was recognized in the current period.

3.4 Determination of When Incentive-Based Compensation is Received

Incentive-Based Compensation will be deemed Received in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award was attained, even if the payment or grant occurs after the end of that period.

4.  RECOVERY OF ERRONEOUSLY AWARDED INCENTIVE-BASED COMPENSATION

4.1 Recovery

In that event that the Company is required to prepare an Accounting Restatement, the Company will reasonably promptly take action to recover the amount of any Erroneously Awarded Incentive-Based Compensation that has been Received by each applicable Executive Officer:

(a) after beginning services as an Executive Officer;

(b) who served as Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c) while the Company has a class of securities listed on NYSE American (or another national securities exchange in the United States or Nasdaq); and

(d) during the three completed fiscal years immediately preceding the date on which the Company was required to prepare the Accounting Statement, as this three year period is determined under Section 4.4 below.

4.2 No Fault Basis

Recovery will be required on a "no fault" basis, without regard to whether an Executive Officer engaged in any misconduct or whether the Executive Officer was responsible for the erroneous financial statements that led to the Accounting Restatement.

4.3 Trigger for Recovery of Erroneously Award Compensation

The date on which the Company is deemed to be required to prepare an Accounting Statement for the purposes of determining the Recovery Period under Section 4.1 will be the earlier to occur of:

(a) the date that the Board or a committee of the Board concludes, or reasonably should have concluded that the Company, is required to prepare an Accounting Restatement, or

(b) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

4.4 Determination of Recovery Period

The recovery period for the determination of Erroneously Awarded Incentive-Based Compensation (the "Recovery Period") will determined as the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement, as that date is determined under Section 4.3.  In the event of a change in the financial year of the Company, the Recovery Period will also include any transition period that results from a change in the Company's fiscal year within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company's previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

4.5 Scope of Incentive Based Compensation Subject to Recovery

Recovery will be made against each current and former Executive Officer who has Received Incentive-Based Compensation during the three year Recovery Period to the extent that such Incentive-Based Compensation is determined to be Erroneously Awarded Incentive-Based Compensation. Recovery of Incentive-Based Compensation received while an individual was serving in a non-executive capacity prior to becoming an Executive Officer is not subject to this Recovery Policy and recovery will not be required. An award of incentive-based compensation granted to an individual before the individual becomes an Executive Officer will be subject to this Recovery Policy, so long as the Incentive-Based Compensation was received by the individual at any time during the performance period after beginning service as an Executive Officer.

4.6 Determination of Amount of Erroneously Awarded Compensation

The amount of any Erroneously Awarded Incentive-Based Compensation to be recovered under Section 4.1 will be determined as follows for each applicable Executive Officer:

(a) the amount of Incentive-Based Compensation that has been Received by the Executive Officer during the Recovery Period to which this Recovery Policy applies, less

(b) the amount of the Incentive-Based Compensation that would have been received in respect of the Recovery Period had the Incentive-Based Compensation been determined based on the restated amount.

4.7 Compensation Based on Stock Price.

Erroneously Awarded Incentive-Based Compensation will include any Incentive-Based Compensation that was based on stock price or TSR to the extent that the Incentive-Based Compensation was inaccurate as a result of the Accounting Restatement.  For Incentive-Based Compensation based on stock price or TSR, where the amount of Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement:

(a) the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received, and

(b) the amount of the Incentive-Based Compensation that would have been received in respect of the Recovery Period had the Incentive-Based Compensation been determined based on the restated amount.

4.8 Notice

The Compensation Committee shall promptly notify each Executive Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation.

4.9 No Deduction for Taxes

The amount of any Erroneously Awarded Incentive-Based Compensation will be computed without regard to any taxes paid by the Executive Officer.

4.10 No Duplication

To the extent that the Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Recovery Policy.

4.11 No Requirement for Additional Compensation

Notwithstanding anything in this Recovery Policy, in no event will the Company be required to award any Executive Officer an additional payment or other compensation if the Accounting Restatement would have resulted in the grant, payment or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received by the affected Executive Officer. The recovery of Erroneously Awarded Incentive-Based Compensation is not dependent on if or when the restatement is filed.

5.  REPORTING

5.1 Reporting of Erroneously Award Compensation

In the event of an Accounting Restatement pursuant to which the Compensation Committee has considered whether recovery of any Erroneously Awarded Incentive-Based Compensation is required, the Compensation Committee will prepare a report to management of the Company detailing the information required to be reported by the Company with respect to such Accounting Restatement on the Form 40-F or other form of annual report to be filed by the Company under the Exchange Act for the fiscal year in which the Accounting Restatement occurred and in any other filing required to be made by the Company under Securities Laws.

5.2 Documentation

The Compensation Committee will maintain documentation as to the determination of the amount of any Erroneously Awarded Incentive-Based Compensation, including any reasonable estimates made during the calculation process, and any efforts undertaken to recover Erroneously Awarded Incentive-Based Compensation.  The Company will provide this information to NYSE American upon its request.

Without limiting the above, the Company will comply will all disclosure, documentation and records requirements relating to this Recovery Policy under Section 10D of the Exchange Act, the NYSE American Company Guide and the filings required to be made by the Company under the Exchange Act.

6.  ENFORCEMENT OF RECOVERY

6.1 Requirement to Recover

Upon a determination by the Compensation Committee that the Company is obligated to recover Erroneously Awarded Incentive-Based Compensation under Section 4.1, the Company will take steps to recover such Erroneously Awarded Incentive-Based Compensation other than in circumstances where each of (a) and (b) below apply:

(a) one of the following circumstances exists:

(i) the direct expense paid to a third party to assist in enforcing this Recovery Policy would exceed the amount to be recovered, provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Incentive-Based Compensation based on expense of enforcement, the Company has made a reasonable attempt to recover such Erroneously Awarded Incentive-Based Compensation and documented such reasonable attempt(s) to recover (which documentation will be provided to NYSE American at the request of NYSE American);

(ii) recovery would violate British Columbia or Canadian law where that law was adopted prior to November 28, 2022, provided that the Company has obtained an opinion of its Canadian counsel, in a form acceptable to NYSE American, that recovery would result in such a violation, and such opinion is provided to NYSE American; or

(iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder; and

(b) the Compensation Committee, or a majority of the independent directors of the Board, has made a determination that recovery would be impracticable.

6.2 Deferred Payment Plans

The Compensation Committee may consider the establishment of a deferred payment where recovery is required from an Executive Officer and where the deferred payment plan allows the Executive Officer to repay the Erroneously Awarded Incentive-Based Compensation as soon as possible without unreasonable economic hardship to the Executive Officer, depending on the facts and circumstances; provided that any such deferred payment plan shall be narrowly tailored to the Erroneously Awarded Incentive-Based Compensation being recovered so as not to constitute a personal loan to the Executive Officer that is prohibited by Section 13(k) of the Exchange Act.

6.3 Recovery of Costs

If an Executive Officer fails to repay all Erroneously Awarded Incentive-Based Compensation when due, the Company will take all actions reasonable and appropriate to recover the Erroneously Awarded Incentive-Based Compensation from the Executive Officer, and in that case the Executive Officer will be required to reimburse the Company for all reasonable expenses incurred in recovering the Erroneously Awarded Incentive-Based Compensation from the Executive Officer.

6.4 Other Legal Remedies

Any right of recovery under this Recovery Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule, or under the terms of any similar policy or agreement in any employment agreement, offer letter, compensation plan, equity award agreement, or similar agreement and any other legal remedies available to the Company.

This Recovery Policy does not preclude the Company from taking any other action to enforce an Executive Officer's obligations to the Company or limit any other remedies that the Company may have available to it and any other actions that the Company may take, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities.

7.  PROHIBITION ON INDEMNIFICATION

7.1 Prohibition on Indemnification

The Company shall not be permitted to indemnify or insure any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company's enforcement of its rights under this Recovery Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-based Compensation that is granted, paid or awarded to an Executive Officer from the application of this Recovery Policy or that waives the Company's right to recovery of any Erroneously Awarded Compensation, and this Recovery Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Recovery Policy).

7.2 Insurance

The Company will not purchase or pay or reimburse any Executive Officer for any insurance policy to cover losses incurred by any Executive Officer under this Recovery Policy.

7.3 Other Recovery Rights

This Recovery Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the SEC or NYSE American, their beneficiaries, heirs, executors, administrators or other legal representatives. The Compensation Committee intends that this Policy will be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Recovery Policy. Any right of recovery under this Recovery Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

8.  AUTHORITY OF THE COMPENSATION COMMITTEE

8.1 Engagement of Professional Advisors

In addition to any authority provided under its charter, the Compensation Committee will have the authority to engage and retain independent legal counsel, independent accounting advisors and any outside professional advisor that it determines necessary to carry out its duties, at the expense of the Company, without the Board's approval and at any time, and has the authority to determine any such advisor's fees and other retention terms.

8.2 Oversight

In the event that the Company is required to recover any Erroneously Awarded Incentive-Based Compensation under this Recovery Policy, such recovery efforts will be undertaken with the supervision of the office of the General Counsel under oversight of the Compensation Committee, provided that Compensation Committee will directly supervise such efforts in the event of that the General Counsel is an Executive Officer who is subject to recovery.

8.3 Review

The Compensation Committee will periodically review legislative developments, regulatory initiatives, and similar matters relating to Canadian Securities Laws and Securities Laws that may have an impact on this Recovery Policy, and report to the Board any recommendations it may have concerning the Recovery Policy.